EXHIBIT 99.1

                                                      FOR IMMEDIATE RELEASE
                                                            January 5, 2004


                                                           COMPANY CONTACT:
                                                         Gregory Haidemenos
                                                     Westerbeke Corporation
                                                    (508) 823-7677 ext. 240


          WESTERBEKE CORPORATION ANNOUNCES DATE FOR SPECIAL MEETING

Taunton, Massachusetts, January 5, 2004 - Westerbeke Corporation (the "Corporation") (Nasdaq: WTBK) announced today that a special meeting of stockholders of the Corporation will be held on February 5, 2004, to vote on the proposal to adopt the previously announced Agreement and Plan of Merger, as amended, between the Corporation and Westerbeke Acquisition Corporation. The close of business on December 17, 2003, has been established by the board of directors of the Corporation as the record date for the determination of the stockholders of the Corporation entitled to notice of, and to vote at, the special meeting. The Corporation stated that definitive proxy materials relating to the proposed merger were mailed to stockholders on December 29, 2003.

The special meeting of stockholders of the Corporation will be held at 10:00 a.m. (Eastern Time) on February 5, 2004, at the Holiday Inn, 700 Myles Standish Boulevard, Taunton, Massachusetts.

About Westerbeke

Westerbeke is primarily engaged in the business of designing, manufacturing and marketing marine engine and air-conditioning products. Westerbeke's marine products consist of diesel and gasoline engine-driven electrical generator sets, inboard propulsion engines, self-contained, reverse-cycle air-conditioners, and associated spare parts and accessories. In addition, Westerbeke manufactures and markets electrical generator sets for use in non-marine applications. Westerbeke markets its products throughout the United States and internationally principally for recreational marine applications. For additional information on Westerbeke, visit Westerbeke's website at www.westerbeke.com.

Cautionary Statement

This press release contains certain statements based on Westerbeke management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein and there is no assurance that the proposed merger of the Corporation with Westerbeke Acquisition Corporation will be consummated. The forward-looking


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statements contained herein include statements about the proposed merger.
The following factors, among others, could cause actual results to differ materially from those described herein: failure of the holders of the requisite number of shares of Westerbeke common stock to approve the proposed merger; termination of the Merger Agreement; litigation challenging the proposed merger transaction; failure to obtain court approval for the litigation settlement previously announced by the Corporation; and other economic, business, competitive or regulatory factors affecting Westerbeke's businesses generally. More detailed information about those factors is set forth in the definitive proxy materials relating to the special meeting filed by Westerbeke with the Securities and Exchange Commission and mailed to Westerbeke stockholders. Stockholders are advised to read the definitive proxy materials, including the proxy statement and the merger agreement, as amended. Unless required by law, Westerbeke undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


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